EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

KPMG, LLP

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bryn Mawr Bank Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Bryn Mawr Bank Corporation and subsidiaries (the Corporation) of our reports dated March 15, 2010, with respect to the consolidated balance sheets of the Corporation as of December 31, 2009 and 2008, and the related consolidated statements of income, cash flows, changes in shareholders’ equity, and comprehensive income for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

Philadelphia, Pennsylvania

July 12, 2010